EX-99.11.a

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

January 18, 2024

Board of Trustees
Ivy Funds
Delaware Group Adviser Funds
Delaware Group Equity Funds II

610 Market Street
Philadelphia, PA 19106

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Ivy Funds, Delaware Group Adviser Funds, and Delaware Group Equity Funds II (each, a “Trust”), each, a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), the following Acquiring Funds (each, an “Acquiring Fund”) will assume the assets and liabilities of the corresponding Acquired Fund (each, an “Acquired Fund”), in exchange for shares of the Acquiring Fund (the “Reorganization”), as follows:

Acquired Fund	Acquiring Fund
Delaware High-Yield Opportunities Fund, a series of Delaware Group Income Funds	Delaware Ivy High Income Fund, a series of Ivy Funds
Delaware Ivy Core Bond Fund, a series of Ivy Funds	Delaware Diversified Income Fund, a series of Delaware Group Adviser Funds
Delaware Ivy Accumulative Fund, a series of Ivy Funds	Delaware Ivy Large Cap Growth Fund, a series of Ivy Funds
Delaware Select Growth Fund, a series of Voyageur Mutual Funds III	Delaware Ivy Large Cap Growth Fund, a series of Ivy Funds
Delaware Mid Cap Growth Equity Fund, a series of Delaware Group Equity Funds IV	Delaware Ivy Mid Cap Growth Fund, a series of Ivy Funds
Delaware Small Cap Growth Fund, a series of Delaware Group Equity Funds IV	Delaware Ivy Small Cap Growth Fund, a series of Ivy Funds
Delaware Ivy Value Fund, a series of Ivy Funds	Delaware Value Fund, a series of Delaware Group Equity Funds II
Delaware Global Equity Fund, a series of Delaware Group Equity Funds IV	Delaware Ivy Global Growth Fund, a series of Ivy Funds
Delaware Global Equity Fund II (previously Delaware Global Value Equity Fund), a series of Ivy Funds	Delaware Ivy Global Growth Fund, a series of Ivy Funds
Delaware International Equity Fund (previously Delaware International Value Equity Fund), a series of Delaware Group Global & International Funds	Delaware Ivy International Core Equity Fund, a series of Ivy Funds
Delaware International Equity Fund II (previously Delaware Ivy International Value Fund), a series of Ivy Funds (name change effective 10/31/23)	Delaware Ivy International Core Equity Fund, a series of Ivy Funds

Board of Trustees
January 18, 2024

The purpose of the Registration Statement is to register shares to be issued by each Acquiring Fund in connection with the Reorganization.

We have reviewed the Agreement and Declaration of Trust (“Trust Agreement”), as amended, and the Amended and Restated By-Laws (“By-Laws”) of the Trust, in each case as amended to the date hereof, resolutions adopted by the Trust in connection with the Reorganization, the form of Agreement, which has been approved by each Trust’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.
The shares of each Acquiring Fund will be issued in accordance with the corresponding Trust’s Trust Agreement and By-Laws, each as amended to date, the Agreement, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganization.

2.	The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of, and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to Acquired Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by the Trust.

Both the Delaware Statutory Trust Act, as amended, and each Trust Agreement provide that shareholders of a Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. Each Trust Agreement also provides for indemnification out of assets belonging to the Acquiring Fund (or allocable to the applicable class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which an Acquiring Fund or the applicable

Board of Trustees
January 18, 2024

class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP